Exhibit 99.1

STONE ENERGY CORPORATION

Announces Exploration Discoveries

LAFAYETTE, LA. February 18, 2014

Stone Energy Corporation (NYSE: SGY) today announced exploration discoveries at its deep water Amethyst and deep gas Tomcat prospects. Stone operates and owns a 100 percent working interest in both discoveries.

The deep water Amethyst exploration well in Mississippi Canyon block 26 encountered approximately 90 feet of net hydrocarbon pay in one interval which suggests a commercial discovery. Analysis of logging, coring and fluid data confirmed the existence of natural gas, condensate and natural gas liquids in the pay zone (an estimated yield of 60-80 barrels of liquids per million cubic foot of natural gas). The interval has been placed safely behind pipe for a future completion. A full evaluation, including seismic and subsurface data integration, is needed before hydrocarbon quantities can be estimated and a specific development plan is sanctioned. A single or multi-well tie-back to Stone’s 100 percent owned Pompano platform, located less than 5 miles from the discovery, is a likely development option.

The results at the deep gas Tomcat exploration prospect at West Cameron block 176 also suggest a commercial discovery with approximately 30 feet of net hydrocarbon pay in the Camerina interval. Well log analysis, combined with offset Camerina production history, would suggest the zone should produce rich natural gas with approximately 60 barrels of condensate per million cubic feet of natural gas as well as additional natural gas liquids volumes. Initial development plans call for a tie-back to a nearby Stone operated East Cameron block 64 production platform with production estimated to commence in second half of 2014.

Chairman, President and Chief Executive Officer David H. Welch stated, “It is a great start to the year to make discoveries at Amethyst and Tomcat, our two 100 percent working interest exploratory prospects. The close proximity of both prospects to Stone platforms should provide us with attractive development options and enhance the economic value of the discoveries. The knowledge and information gained from the Amethyst well will also be helpful in evaluating our existing portfolio of prospects in the Mississippi Canyon area where we expect to be an active player for the next several years.”

The rigs remain on location at both Amethyst and Tomcat to conduct operations to prepare the wells for future production.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com